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                                                                  EXHIBIT 23.2


The Board of Directors
MTI Technology Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 relating to the 1996 Stock Incentive Plan of MTI Technology Corporation of our report dated May 17, 1999, relating to the consolidated balance sheets of MTI Technology Corporation as of April 3, 1999 and April 4, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended April 3, 1999, and the related schedule, which report appears in the April 3, 1999 annual report on Form 10-K of MTI Technology Corporation.


                                                  /s/ KPMG LLP


Orange County, California
August 17, 1999